Exhibit 99.1

Marinus Pharmaceuticals Announces Topline Results from Phase 3 RAISE Trial of IV Ganaxolone in Refractory Status Epilepticus

RAISE trial met its first co-primary endpoint demonstrating rapid cessation of status epilepticus in a highly refractory patient population

The trial failed to achieve statistical significance on the second co-primary endpoint of the proportion of patients not progressing to IV anesthesia

Marinus will continue to prioritize the ZTALMY® franchise and expansion opportunities in highly refractory, chronic epilepsies with Phase 3 TrustTSC topline data expected in the first half of Q4 2024

As a result of recently implemented cost reduction plans and financing activity, the Company projects cash runway into Q2 2025

RADNOR, Pa. – June 17, 2024 – Marinus Pharmaceuticals, Inc. (Nasdaq: MRNS), a pharmaceutical company dedicated to the development of innovative therapeutics to treat seizure disorders, today announced topline results from the Phase 3 double-blind, randomized, placebo-controlled RAISE trial (NCT04391569) evaluating the safety and efficacy of intravenous (IV) ganaxolone for the treatment of refractory status epilepticus (RSE). RSE, in which prolonged continuous or rapidly recurring seizures do not respond to first- and second-line therapy, is associated with significant morbidity and mortality.

In the RAISE trial, patients with RSE that failed at least two antiseizure medications were randomized to IV ganaxolone or placebo in addition to standard of care treatment. The intent-to-treat population consisted of 96 patients, including 49 in the IV ganaxolone arm and 47 in the placebo arm.

Topline data demonstrated that:

•	The trial met the first co-primary endpoint: A statistically significant proportion of patients had status epilepticus cessation within 30 minutes of initiating IV ganaxolone compared to placebo: 80% vs. 13%, respectively (p<0.0001).
•	The trial did not meet the second co-primary endpoint: RAISE failed to achieve statistical significance in the proportion of patients not progressing to IV anesthesia for 36 hours following initiation of IV ganaxolone compared to placebo: 63% vs. 51%, respectively (p=0.162).
•	The incidence of serious adverse events was similar between the treatment and placebo arms (n=19 for IV ganaxolone, n=18 for placebo), with hypotension being more commonly seen in the IV ganaxolone arm.

“Although the RAISE trial did not achieve statistical significance on one of its co-primary endpoints, these findings provide valuable insights that will guide our ongoing research and development in our mission to bring innovative and effective treatment options to those in need,” said Scott Braunstein, M.D., Chairman and Chief Executive Officer of Marinus. “We would like to thank the patients, families, investigators and their clinical trial sites for their contributions to this important research.”

Joseph Hulihan, M.D., Chief Medical Officer of Marinus commented, “We are proud to have conducted the first randomized Phase 3 trial in patients with refractory status epilepticus, a highly variable and complex seizure disorder. We noted that patients were enrolled late in their course of status, with study drug initiated, on average, 38 hours following onset. This appears to be inconsistent with the urgency to initiate therapy emphasized in treatment guidelines.”

Dr. Hulihan added, “Also disappointing to us was the imbalance in baseline characteristics between the two treatment arms, with a higher proportion of patients in the IV ganaxolone arm presenting with stupor or coma, entering the trial on mechanical ventilation, having a higher baseline status epilepticus severity score, and higher incidences of underlying disorders associated with significant morbidity and mortality, such as glioblastoma and encephalitis. We believe this imbalance confounds the assessment of potential differences in patient outcomes for IV ganaxolone compared to placebo.”

Marinus continues to believe in the potential of IV ganaxolone as a treatment for RSE, supported not only by the rapid onset of its antiseizure effect but also the objective evidence of status epilepticus control observed with an additional analyses of continuous electroencephalogram (EEG) monitoring. Preliminary EEG analyses indicate patients receiving IV ganaxolone demonstrated durable reductions in seizure burden through 36 hours with an 88% median reduction compared to 38% for placebo. This suggests that the need for IV anesthesia was driven by factors other than status severity and may not represent an accurate measure of seizure control.

“Stopping status epilepticus as quickly as possible is critical, as each passing minute heightens the risk of permanent neurologic impairment,” said Aatif M. Husain, M.D., Epileptologist, Neurologist, Professor in the Department of Neurology, and Chief of the Division of Epilepsy, Sleep, and Clinical Neurophysiology at Duke University Medical Center. “The findings in the RAISE trial indicate that objective measures such as EEG should be considered in future trials to assess control of status epilepticus rather than endpoints dependent on a proxy measure such as use of IV anesthesia.”

The Company will continue to analyze the full RAISE dataset and plans to engage with the U.S. Food and Drug Administration to discuss a potential path forward for IV ganaxolone in RSE. Marinus expects to present the RAISE data at an upcoming medical meeting.

Marinus intends to continue to offer IV ganaxolone for patients with super refractory status epilepticus under emergency investigational new drug applications.

The Company expects cash and cash equivalents are sufficient to fund its operating expenses, including capital expenditure and working capital requirements, into the second quarter of 2025. The projection includes the impact of cost reduction plans announced earlier this quarter and recent amendments to Marinus’ existing credit agreement with Oaktree Fund Administration, LLC, and Marinus’ Revenue Interest Financing Agreement with Sagard Healthcare Royalty Partners, LP.

Ganaxolone development in the RAISE trial has been supported in part by the Department of Health and Human Services; Administration for Strategic Preparedness and Response; Biomedical Advanced Research and Development Authority (BARDA) under contract number 75A50120C00159.

About Status Epilepticus

Status epilepticus (SE) is a life-threatening condition resulting from either the failure of the mechanisms responsible for seizure termination or from the initiation of mechanisms which lead to abnormally prolonged seizures. SE is the one of the most common neurological emergencies in the U.S., affecting up to 150,000 patients each year, and is associated with substantial morbidity, mortality, and healthcare costs. Patients who do not respond to 1st- and 2nd-line treatments (benzodiazepines and intravenous antiseizure medications) are considered to have refractory SE (RSE).

About Intravenous (IV) Ganaxolone

Ganaxolone is a neuroactive steroid that works by modulating both synaptic and extrasynaptic GABAA receptors via a unique binding site to potentiate two types of inhibitory signaling. IV ganaxolone has pharmacokinetic and pharmacodynamic properties well-suited for the treatment of status epilepticus. IV ganaxolone received orphan drug designation from the U.S. Food and Drug Administration for the potential treatment of status epilepticus.

About Marinus Pharmaceuticals

Marinus is a commercial-stage pharmaceutical company dedicated to the development of innovative therapeutics for seizure disorders. The Company first introduced FDA-approved prescription medication ZTALMY® (ganaxolone) oral suspension CV in the U.S. in 2022. For more information about Marinus visit www.marinuspharma.com.

Forward-Looking Statements

To the extent that statements contained in this press release are not descriptions of historical facts regarding Marinus, they are forward-looking statements reflecting the current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as "may", "will", "expect", "anticipate", "estimate", "intend", "believe", and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. Examples of forward-looking statements contained in this press release include, among others, statements regarding our plans to continue to prioritize the ZTALMY franchise and expansion opportunities in highly refractory, chronic epilepsies; our expected data readouts; our intention to continue analyzing the full RAISE dataset and to engage with the FDA to discuss a potential path forward for IV ganaxolone in RSE; our expectations to present the RAISE data at an upcoming medical meeting; our intention to continue to offer IV ganaxolone for patients with super refractory status epilepticus under emergency investigational new drug applications; our expectation that our cash and cash equivalents are sufficient to fund our operating expenses, including capital expenditure and working capital requirements, into the second quarter of 2025; statements regarding our expected clinical development plans, enrollment in our clinical trials, regulatory communications and submissions for ganaxolone, and the timing thereof; the safety and efficacy of ganaxolone, as well as its therapeutic potential in a number of indications; and other statements regarding our future operations, financial performance, financial position, prospects, objectives and other future events.

Forward-looking statements in this press release involve substantial risks and uncertainties that could cause our clinical development programs, future results, performance or achievements to differ significantly from those expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, unexpected results or delays in the commercialization of ZTALMY; unexpected market acceptance, payor coverage or future prescriptions and revenue generated by ZTALMY; unexpected actions by the FDA or other regulatory agencies with respect to our products; competitive conditions and unexpected adverse events or patient outcomes from being treated with ZTALMY, uncertainties and delays relating to the design, enrollment, completion, and results of clinical trials; unanticipated costs and expenses; the varying interpretation of clinical data; our ability to comply with the FDA’s requirement for additional post-marketing studies in the required time frames; the timing of regulatory filings for our other product candidates; the potential that regulatory authorities, including the FDA and EMA, may not grant or may delay approval for our product candidates; early clinical trials may not be indicative of the results in later clinical trials; clinical trial results may not support regulatory approval or further development in a specified indication or at all; actions or advice of the FDA or EMA may affect the design, initiation, timing, continuation and/or progress of clinical trials or result in the need for additional clinical trials; our ability to obtain and maintain regulatory approval for our product candidate; our ability to develop new formulations of ganaxolone or prodrugs; our ability to obtain, maintain, protect and defend intellectual property for our product candidates; the potential negative impact of third party patents on our or our collaborators’ ability to commercialize ganaxolone; delays, interruptions or failures in the manufacture and supply of our product candidate; the size and growth potential of the markets for our product candidates, and our ability to service those markets; our ability to continue as a going concern; our cash and cash equivalents may not be sufficient to support our operating plan for as long as anticipated; our expectations, projections and estimates regarding expenses, future revenue, capital requirements, and the availability of and the need for additional financing; our ability to obtain additional funding to support our clinical development and commercial programs; the potential for our ex-U.S. partners to breach their obligations under their respective agreements with us or terminate such agreements in accordance with their respective terms; the risk that drug product quality requirements may not support continued clinical investigation of our product candidates and result in delays or termination of such clinical studies and product approvals; and the availability or potential availability of alternative products or treatments for conditions targeted by us that could affect the availability or commercial potential of our product candidate. This list is not exhaustive and these and other risks are described in our periodic reports, including the annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, filed with or furnished to the Securities and Exchange Commission and available at www.sec.gov. Any forward-looking statements that we make in this press release speak only as of the date of this press release. We assume no obligation to update forward-looking statements whether as a result of new information, future events or otherwise, after the date of this press release.

Company Contacts

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SVP, IR, HR & Corporate Affairs

Marinus Pharmaceuticals, Inc.

sweigle@marinuspharma.com

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Molly Cameron

Director, Corporate Communications & Investor Relations

Marinus Pharmaceuticals, Inc.

mcameron@marinuspharma.com